Exhibit 21

SIGNIFICANT SUBSIDIARIES OF CENTERPOINT ENERGY, INC.

The following subsidiaries are deemed “significant subsidiaries” pursuant to Item 601(b) (21) of Regulation S-K:

Utility Holding, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Midstream, Inc., a Delaware corporation and a wholly-owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Houston Electric, LLC, a Texas limited liability company and an indirect wholly-owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Resources Corp., a Delaware corporation and an indirect wholly-owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Investment Management, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of CenterPoint Energy, Inc.

Vectren Corporation, an Indiana corporation and a wholly-owned subsidiary of CenterPoint Energy, Inc.

Vectren Utility Holdings, Inc., an Indiana corporation and a wholly-owned subsidiary of Vectren Corporation

Southern Indiana Gas and Electric Company, an Indiana corporation and a wholly-owned subsidiary of Vectren Utility Holdings, Inc. (doing business as Vectren Energy Delivery of Indiana, Inc.)

Indiana Gas Company, Inc., an Indiana corporation and a wholly-owned subsidiary of Vectren Utility Holdings, Inc. (doing business as Vectren Energy Delivery of Indiana, Inc.)

Vectren Energy Delivery of Ohio, Inc., an Ohio corporation and a wholly-owned subsidiary of Vectren Utility Holdings, Inc.

(1) Pursuant to Item 601(b) (21) of Regulation S-K, registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 2020.